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                                                               Exhibit (h)(1)(A)

            [Letterhead of Skadden, Arps, Slate, Meaghar & Flom LLP]

                                                     November 17, 2003

CEMEX, S.A. de C.V.
Av. Ricardo Margain Zozaya #325
Colonia Valle del Campestre
Garza Garcia, Mexico 66265


          Re:  CEMEX, S.A. de C.V.
               Tender Offer for Appreciation Warrants
               --------------------------------------

Ladies and Gentlemen:

     In connection with the offer by CEMEX, S.A. de C.V. (the "Company") to purchase for cash (the "Offer"), upon the terms and subject to the conditions set forth in the Offer to Purchase (as defined below), all of its Appreciation Warrants ("Appreciation Warrants") and American Depositary Warrants ("ADWs"), each ADW representing five Appreciation Warrants, that are tendered in the Offer at or below the Selected Purchase Price (as defined in the Offer to Purchase), you have requested our opinion regarding certain descriptions of tax consequences contained in the combined statement on Schedules TO and 13E-3 (the "Schedule TO"), as filed with the Securities and Exchange Commission (the "Commission") under cover of Schedule TO on the date hereof under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (such combined statement being hereinafter referred to as the "Schedule TO").

     This opinion is being furnished in accordance with the requirements of Item 1016(h) of Regulation M-A under the Securities Act of 1933, as amended.

     We have acted as special United States federal income tax counsel to the Company in connection with the Offer.

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CEMEX, S.A. de C.V.
November 17, 2003
Page 2


     In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following documents:

          (a) the Schedule TO;

          (b) the Offer to Purchase, dated November 17, 2003, relating to the Offer, in the form filed as exhibit (a)(1)(A) to the Schedule TO (the "Offer to Purchase");

          (c) the Warrant Deposit Agreement, dated as of November 26, 2001, among the Company, Citibank, N.A., as depositary, and the holders and beneficial owners of ADWs evidenced by American Depositary Warrant Receipts issued thereunder (the "Deposit Agreement");

          (d) the form of the American Depositary Warrant Receipt attached as Exhibit A to the Deposit Agreement; and

          (e) the tax opinion provided by Mexican tax counsel relating to the Mexican tax consequences of the Offer.

     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In addition, we have relied upon statements and representations made to us by representatives of the Company and others. For purposes of this opinion, we have assumed the validity and the initial and continuing accuracy of the facts, information, and analyses set forth in such documents, certificates, records, statements and representations referred to above.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals

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CEMEX, S.A. de C.V.
November 17, 2003
Page 3

of such copies. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party, including the Company, is duly organized and existing under the laws of the applicable jurisdiction of its organization and had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

     In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have considered relevant, all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court. Moreover, a change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which our opinion is based could affect our conclusions.

     Based upon the foregoing and in reliance thereon, we are of the opinion that the statements set forth in the Offer to Purchase under the caption "Special Factors - 8. Income Tax Considerations - U.S. Federal Income Tax Considerations," insofar as such statements purport to summarize Federal laws of the United States referred to thereunder, fairly summarize such laws.

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CEMEX, S.A. de C.V.
November 17, 2003
Page 4

     This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local, or foreign, of the Offer or of any transaction related to or contemplated by such Offer.

                                Very truly yours,

                                /s/ Skadden, Arps, Slate, Meagher & Flom LLP